Exhibit 8

May 11, 2022

Magellan Gold Corporation

602 Cedar Street, Suite 205

Wallace, Idaho 83873

Attn:

E-mail: contact@magellangoldcorp.com

VIA ELECTRONIC MAIL

Re: Modifications

Dear Mike:

Reference is made to that certain (i) Securities Purchase Agreement, dated as February 2021 (the "Purchase Agreement"), between Magellan Gold Corporation (the "Company") and AJB Capital Investments, LLC (the "Purchaser"; and, together with the Company, the "Parties") and (ii) Promissory Note of the Company issued in favor of the Purchaser, dated February 2021, as subsequently modified (the "Purchaser Note"). Defined terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

For good and valuable consideration, including, without limitation, the Modification Fee Shares (as described below), the receipt and adequacy of which are hereby acknowledged, the Purchaser consents to (i) extend the maturity date of the Purchaser Note to August 10, 2022, and (ii) amend the Interest Rate of the Purchaser Note as of the date hereof to ten (10%) percent per annum (together, the "Modifications").

In consideration for the foregoing Modifications, the Company shall pay to Purchaser a fee of Seventy Thousand and No/100 United States Dollars (US$70,000.00; the "Modification Fee") by issuing to Purchaser 233,334 shares of the Company's Common Stock at a price per share of $0.30 (the "Modification Fee Shares"). The Company shall instruct its transfer agent (the "Transfer Agent") to issue a certificate or book entry statement representing the Modification Fee Shares, issuable to the Purchaser immediately upon the Company's execution of this letter agreement (this "Letter Agreement") and shall cause its Transfer Agent to deliver such certificates or book entry statements to Purchaser. The Purchaser shall never be in possession of an amount of Common Stock greater than 4.99% of the issued and outstanding Common Stock of the Company; provided, however, that this ownership restriction described in this paragraph may be waived by Purchaser, in whole or in part, upon 61 days' prior written notice. In the event such certificates or book entry statement representing the Modification Fee Shares issuable hereunder shall not be delivered to the Purchaser, it shall be an immediate default under Section 3.2 of the Purchaser Note and the other Transaction Documents. The Modification Fee Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Company's Common Stock. The Modification Fee Shares shall be deemed fully earned as of the date hereof.

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It is the intention of the Company and Purchaser that the Purchaser shall be able to sell into the public markets (if Purchaser so elects, in Purchaser's sole and absolute discretion) the Modification Fee Shares and generate net proceeds (net of all brokerage commissions and other fees or charges payable by Purchaser in connection with the sale thereof) from such sale equal to $70,000. The Purchaser shall use its best efforts to sell the Modification Fee Shares in the principal trading market of the Company's Common Stock or otherwise, at any time in accordance with applicable securities laws, none of which sales, for the sake of clarity, may commence before the date that is the earlier of (i) six months from the date hereof, and (ii) the date upon which a registration statement covering the Modification Fee Shares shall be declared effective. At any time following the Purchaser's receipt of Modification Fee Shares, the Purchaser may deliver to the Company a reconciliation statement showing the net proceeds actually received by the Purchaser from the sale of the Modification Fee Shares (the "Sale Reconciliation"). If, as of the date of the delivery by Purchaser of the Sale Reconciliation, the Purchaser has not realized net proceeds from the sale of all, and not less than all, of the Modification Fee Shares equal to at least $70,000, as shown on the Sale Reconciliation, then the Company shall immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Purchaser in an amount sufficient such that, when sold and the net proceeds thereof are added to the net proceeds from the sale of any of the previously issued and sold Modification Fee Shares, the Purchaser shall have received total net funds equal to $70,000. If additional shares of Common Stock are issued pursuant to the immediately preceding sentence, and after the sale of such additional issued shares of Common, the Purchaser still has not received net proceeds equal to at least $70,000, then the Company shall again be required to immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Purchaser as contemplated above, and such additional issuances shall continue until the Purchaser has received net proceeds from the sale of such Common Stock equal to $70,000. In the event additional Common Stock is required to be issued as outlined above, the Company shall instruct its Transfer Agent to issue certificates or book entry statements representing such additional shares of Common Stock to the Purchaser immediately subsequent to the Purchaser's notification to the Company that additional shares of Common Stock are issuable hereunder, and the Company shall in any event cause its Transfer Agent to deliver such certificates or book entry statements to Purchaser within three (3) Business Days following the date Purchaser notifies the Company that additional shares of Common Stock are to be issued hereunder. In the event such certificates or book entry statements representing such additional shares of Common Stock issuable hereunder shall not be delivered to the Purchaser within said three (3) Business Day period, same shall be an immediate default under this Letter Agreement and the Transaction Documents. Nothing herein contained shall be interpreted to in any way limit the net proceeds from the sale of the Modification Fee Shares. The Company's obligation to pay $70,000 contemplated by this thereunder thru the sale of Modification Fee Shares, shall be an Obligation under the Purchase Agreement, secured by all Transaction Documents, and failure by the Company to pay $70,000 in full as required by this Letter Agreement shall be an immediate Event of Default under the Transaction Documents.

The Modifications set forth in this Letter Agreement are limited to the matters expressly set forth herein and should not be construed as an indication that the Purchaser has agreed to any other modifications to, consents of, or waivers of any other terms or provisions of the Purchase Agreement or any Transaction Document or of the terms of any other agreement, instrument or security or any modifications to, consents of, or waivers of any default that may exist or occur thereunder.

The Company hereby represents and warrants and covenants to the Purchaser that nothing contained herein or otherwise disclosed to the Purchaser by the Company connection herewith constitutes material non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to the Purchaser by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission.

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The Company hereby covenants and agrees that, as of the date hereof, (i) the Purchaser has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Purchaser has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Wyoming without regard to` choice of law principles. Any dispute arising under or relating to or in connection with this letter agreement shall be subject to the exclusive jurisdiction and venue of the State and/or Federal courts located in New York. This letter agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Very Truly Yours,

AJB Capital Investments, LLC

By: _______________________
Name:
Title

Acknowledged and Agreed:

Magellan Gold Corporation

By: __________________________
Name:
Title

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